EXHIBIT 5.1

June 3, 2005

Board of Directors
The Hartford Financial Services Group, Inc.
Hartford Plaza
Hartford, Connecticut 06115-1900

Gentlemen:

          In connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on June 3, 2005 pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, you have requested that I furnish you with my opinion as to the legality of (1) the 7,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which are being registered under the Registration Statement and reserved for issuance under The Hartford 2005 Incentive Stock Plan (the “Plan”) and (2) the Series A Participating Cumulative Preferred Stock Purchase Rights (the “Rights”) which are appurtenant to and trade with the Common Stock, reserved for issuance in connection with the issuance of such Common Stock pursuant to the Company’s Rights Agreement, dated as of November 1, 1995, with The Bank of New York as Rights Agent (the “Rights Plan”).

          I am familiar with the written documents that comprise the Plan and the Rights Plan, and in rendering the opinion expressed below, I have examined and am relying on originals, or copies certified or otherwise identified to my satisfaction, of such other corporate records, documents, certificates or other instruments, as I consider necessary in order to form a basis for the opinion hereinafter expressed.

          Based on the foregoing, I am of the opinion that the shares of Common Stock which may be issued by the Company pursuant to the Plan, and the Rights appurtenant thereto, have been duly authorized and when issued in accordance with the terms of the Plan and the Rights Plan will be validly issued, fully paid and non-assessable.

          The opinions expressed above are limited to the laws of the State of Connecticut and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

          I hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richard G. Costello, Esq.
Vice President and Corporate Secretary